Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated March 27, 2018, relating to the financial statements and financial highlights, which appear in the American Beacon SGA Global Growth Fund Annual Report on Form N-CSR for the year ended January 31, 2018. We also consent to the references to us under the headings “Glossary”, “Non-Public Portfolio Holdings Information”, “Independent Registered Public Accounting Firm”, “Portfolio Management”, “Other Service Providers”, “Financial Statements and Experts”, “Representations and Warranties”, “Financial Statements”, “Other Information” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 28, 2018